Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Greg Smith, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces Third Quarter Financial Results

Highlights

  Revenue for the third quarter of $9.1 million
  Non-GAAP earnings per share of $0.28 for the third quarter and $0.65 for nine months
  CitySync ANPR revenue of $1.9 million for the third quarter in first full quarter with ISS

Saint Paul, Minn., November 4, 2010-- Image Sensing Systems, Inc. (NASDAQ: ISNS), announced today the results for its first nine months of its fiscal year and third quarter ended September 30, 2010.

Revenue for the nine months ended September 30, 2010 was $21.1 million compared to $17.9 million for the same period of 2009, while revenue for the third quarter of 2010 was $9.1 million compared to $6.8 million for the same period a year ago.  Revenue from royalties was $9.2 million in first nine months of 2010 compared to $9.1 million in 2009 and $3.4 million in the third quarter of 2010, flat compared to the same period of 2009.  Product sales were $11.9 million for the first nine months of 2010 compared to $8.8 million in 2009 and were $5.7 million in the third quarter of 2010 compared to $3.4 million in the same period of 2009.  RTMS and CitySync product sales world-wide for the third quarter were $2.5 million and $1.9 million, respectively.

Net income for the nine months ended September 30, 2010 was $1.9 million ($0.41 per diluted share) compared to $3.0 million ($0.74 per diluted share) for the same period of 2009.  Net income for our third quarter was $1.1 million ($0.23 per diluted share) compared to $1.6 million ($0.38 per diluted share) for the same period in 2009.  The results for 2010 include the impact of acquisition expenses incurred in conjunction with our June purchase of CitySync Limited as well as its operational activity post-acquisition, and the 2010 per share results are further impacted by the issuance of 798,000 shares of common stock in our stock offering completed in April.

On a non-GAAP basis, excluding intangible asset amortization net of tax and acquisition related expenses, net income for the first nine months of 2010 was $3.0 million ($0.65 per diluted share) and for the third quarter was $1.4 million ($0.28 per diluted share).

Ken Aubrey, CEO, said, “Although the CitySync integration is still in its early stages, we are encouraged that the performance of our new ANPR business was in keeping with expectations.  This performance, along with improved year over year results for our traditional international businesses, is helping us achieve our goal of over-proportionate growth in the international arena.  We are also heartened that our domestic business is showing signs of stabilization and even modest growth.

“Taken together, CitySync and RTMS constituted just under half of the quarter’s revenue and that bespeaks success in gaining product portfolio breadth while pursuing our strategy of designing or acquiring complementary detection technologies for traffic, security and environmental management markets.”

Non-GAAP Information

We provide certain non-GAAP financial information as supplemental information to GAAP amounts. This non-GAAP information excludes the impact, net of tax, of amortizing the intangible assets from the 2007 EIS asset acquisition and the CitySync acquisition and may exclude other non-recurring items.  Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing

Image Sensing Systems, Inc. is a provider of software-based detection solutions for the Intelligent Transportation Systems (ITS) sector and adjacent markets including security, police and parking. We have sold more than 110,000 units of our industry leading Autoscope® machine-vision, RTMS® radar and CitySync automatic number plate recognition (ANPR) products in over 60 countries worldwide.  The depth of our experience coupled with the breadth of our product portfolio uniquely positions us to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services, including ANPR products; the impact of governmental laws and regulations; increased international presence; our success in integrating acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009.

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share information)

(unaudited)

	Three-Month Period Ended September 30,		Nine-Month Period Ended September 30,
	2010	2009	2010	2009
Revenue
Royalties	$3,444	$3,389	$9,222	$9,068
Product sales	5,677	3,434	11,886	8,825
	9,121	6,823	21,108	17,893
Cost of revenue
Product sales	1,950	1,269	4,392	2,947
Gross profit	7,171	5,554	16,716	14,946
Operating expenses
Selling, marketing and product support	2,791	1,721	6,793	5,272
General and administrative	1,307	796	3,283	2,574
Research and development	989	868	2,600	2,541
Acquisition related expenses	—	—	527	—
Amortization of intangible assets	411	192	819	576
	5,498	3,577	14,022	10,963
Income from operations	1,673	1,977	2,694	3,983
Other income (expense), net	(74)	9	(146)	18
Income before income taxes	1,599	1,986	2,548	4,001
Income tax expense	472	426	652	1,010
Net income	$1,127	$1,560	$1,896	$2,991

Basic net income per share	$0.23	$0.39	$0.42	$0.75
Diluted net income per share	$0.23	$0.38	$0.41	$0.74

Weighted shares – basic	4,805	3,986	4,471	3,985
Weighted shares – diluted	4,911	4,073	4,584	4,065

Reconciliation of GAAP to non-GAAP basis
Non-GAAP operating expenses (1,2)	5,087	3,385	12,676	10,387
Non-GAAP income from operations	2,084	2,169	4,040	4,559
Other income (expense), net	(74)	9	(146)	18
Non-GAAP income before income taxes	2,010	2,178	3,894	4,577
Non-GAAP income taxes (3)	612	727	930	1,442
Non-GAAP net income	$1,398	$1,451	$2,964	$3,135

Non-GAAP basic net income per share	$0.29	$0.36	$0.66	$0.79
Non-GAAP diluted net income per share	$0.28	$0.36	$0.65	$0.77

Notes to non-GAAP adjustments
(1) Amortization of intangible assets for period as shown above is removed
(2) Acquisition related expenses for period as shown above is removed
(3) Income taxes are increased by impact of (1) at ISS’ marginal tax rate of 34%

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	September 30, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$9,361	$14,084
Investments	3,590	3,935
Receivables, net	7,876	5,660
Inventories	3,529	2,734
Prepaid expenses and deferred taxes	1,696	916
	26,052	27,329
Property and equipment, net	1,095	998
Deferred income taxes	—	1,485
Goodwill and intangible assets, net	22,536	11,338
	$49,683	$41,150
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$3,669	$2,454
Bank debt	—	4,000
Earnout payable	1,010	1,541
Income taxes payable	10	234
	4,689	8,229
Deferred income taxes	391	—
Income taxes payable	186	208
Shareholders’ equity	44,417	32,713
	$49,683	$41,150

Image Sensing Systems, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Nine-Months Ended September 30,
	2010	2009
Operating activities
Net income	$1,896	$2,991
Adjustments to reconcile net income to net cash provided by operations
Depreciation and amortization	1,157	906
Stock option expense	251	266
Changes in operating assets and liabilities	(2,640)	(1,217)
Net cash provided by operating activities	664	2,946

Investing activities
Cash paid to sellers of CitySync equity	(7,871)	—
Repayment of CitySync seller loans	(445)	—
Purchases of property and equipment, net of disposals	(224)	(496)
Payment of EIS earnout	(1,541)	(1,192)
Sales of investments	345	60
Net cash used in investing activities	(9,736)	(1,628)

Financing activities
Repayment of bank debt	(4,556)	(3,750)
Net proceeds from common stock offering	8,818	—
Proceeds from exercise of stock options	87	4
Net cash provided by (used in) financing activities	4,349	(3,746)

Decrease in cash and cash equivalents	(4,723)	(2,428)
Cash and cash equivalents, beginning of period	14,084	10,289
Cash and cash equivalents, end of period	$9,361	$7,861

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